Exhibit 10.16

1185 Avenue of the Americas 3rd Floor

New York NY 10036

August 15, 2025

Caring Brands, Inc.

130 S Indian River Drive,

Suite 202 PBM #1232,

Fort Pierce, FL 34950

Mr. Brian John

Letter Agreement

Dear Brian:

Following our recent conversations, we are pleased to offer the investor relations services of Corporate Profile LLC, a New York corporation to Caring Brands, Inc. (“the Company”) pursuant to the following agreement (“Agreement”) as outlined below. The services and fees described herein shall commence on the date the Company’s common stock first begins trading on the NASDAQ Stock Market following an uplisting from the OTC Markets, unless otherwise expressly stated herein.

1. Scope of Engagement. Corporate Profile LLC is hereby engaged by the Company to provide Investor Relations services.

2. Fees. The Company hereby agrees to pay Corporate Profile LLC the following amounts (collectively, the “Fees”):

2.1. Monthly Retainer. A non-refundable fee to Corporate Profile LLC of $5,000 per month commencing on the date the Company’s common stock first begins trading on the NASDAQ Stock Market following an uplisting from the OTC Markets. Thereafter a payment shall be sent to Corporate Profile LLC pursuant to a monthly invoice sent to the Company on the first day of the month.

2.2. Equity. 60,000 shares of restricted common stock of the Company (i.e., Rule 144 stock).

3. Term; Termination.

3.1. Term. The initial term of this Letter Agreement shall be for a period of one year commencing on the date the Company’s common stock first begins trading on the NASDAQ Stock Market following an uplisting from the OTC Markets.

3.2. Termination. Either party may terminate this Exclusive Letter Agreement by delivering thirty (30) days advance written notice. Upon termination of this Agreement, all obligations of the parties hereto shall cease, except that payments and services due to the end of the notice period shall be honored, and the provisions of this Agreement contained in Section 6 shall continue in effect for a period of 2 years from termination. Termination via email that is confirmed is also ok.

4. Expenses. The Company will reimburse Corporate Profile LLC for all out-of-pocket expenses properly and reasonably incurred in the course of this Agreement, provided however, that the Corporate Profile LLC member incurring such expense require pre-approval of the Company prior to incurring any single expense or series of related expenses.

5. Indemnity. The Company hereby agrees to indemnify and holds harmless Corporate Profile LLC, its agents, representatives, employees, partners and independent contractors for any losses, damages or expenses that may be incurred by Corporate Profile LLC or such other parties as a result of any breach of any covenant, agreement, representation or warranty made hereunder or any other loss, damage, attorney’s fees, costs or expenses incurred by Corporate Profile LLC or such other parties resulting from the breach by the Company of its obligations hereunder.

6. Confidentiality. The parties acknowledge that during the course of this Agreement that each of the parties may have access to information that is of a confidential and proprietary nature of the other. Each of the parties further acknowledges that disclosure of such information could cause irreparable harm to the Company or Corporate Profile LLC that would not be compensable by money damages. Accordingly, each of the parties hereto agrees to keep such information confidential and shall not disclose or allow disclosure to any third persons without the consent of the other party. In the event that there is a breach or a threatened breach of this confidentiality agreement, the parties agree that the offended party shall have an immediate right to seek injunctive relief in addition to money damages. In addition, Corporate Profile LLC will not, and will not permit any of its employees, consultants or affiliates to trade in the securities of the Company while in possession of material information about the Company that has not been disclosed by the Company to the public.

7. Obligations / Provision of Information.

7.1. Information. The Company will provide Corporate Profile LLC with all material information relevant to Corporate Profile’s engagement hereunder. The Company will ensure that information so supplied is true and accurate in all material respects and is not misleading, whether by omission or otherwise.

7.2. Authorization. The Company confirms and undertakes that it has all necessary powers and has obtained or will obtain all necessary authorizations, consents, and approvals, including approvals from the board of directors of the Company, validly and lawfully required to enter into this Agreement, to conduct business as, when, and where it intends, and to conduct any and all services contemplated hereunder. The entering into of this Agreement does not violate the bylaws of the Company or any other Agreement.

7.3. Accuracy. In performing its services hereunder, Corporate Profile LLC shall be entitled to assume the accuracy and completeness of all financial and other information that may be furnished to the Corporate Profile and Corporate Profile will not be responsible for independently verifying the accuracy and completeness of such information and the Company will review all materials prepared by the Corporate Profile for factual accuracy.

8. Authorization. Except where the Company expressly instructs Corporate Profile otherwise, Corporate Profile LLC is entitled to assume that instructions (whether or not in writing or orally communicated) have been properly authorized by the Company if they are given or purport to be given by an individual or person who is or purports to be and is reasonably believed by Corporate Profile to be a director, employee, authorized agent or representative of the Company.

9. Miscellaneous.

9.1. Assignment. This Agreement may not be assigned without the written consent of each of the parties hereto, such consent not to be unreasonably withheld.

9.2. Entire Agreement. This Agreement constitutes the entire understanding between the Company and Corporate Profile with reference to the subject matter hereof and supersedes any prior understandings and agreements related thereto, whether written or oral.

9.3. Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

9.4. Currency. Unless otherwise specified in writing, all monies payable to any member of Corporate Profile hereunder shall be paid in U.S. Dollars.

9.5. Notices. Any notice required hereunder to be given by either party shall be in writing and shall be delivered personally or sent by certified or registered mail, postage prepaid, or by private courier, with written verification of delivery. A notice delivered personally shall be effective upon receipt. A notice sent by mail or private courier shall be effective on the third day after the day of mailing.

To Corporate Profile LLC at:	To Company at:

1185 Avenue of the Americas 3rd Floor	130 S Indian River Drive, Suite 202
New York, NY 10036	Fort Pierce, FL 34950
USA	USA
Attention: Ms. Laurel Moody	Attention: Mr. Brian John

9.6. Affiliates. In the context of this letter and, in particular, the provisions of this Agreement regarding the nature of Corporate Profile LLC’s engagement and Fees due to Corporate Profile LLC hereunder, the Company shall be deemed to include the Company or any entity that controls, is controlled by, or is under common control with the Company (“Affiliates”) and, accordingly, all obligations of the company hereunder shall be joint and several with its Affiliates.

9.7. Governing Law & Jurisdiction. This Agreement and all rights and obligations arising hereunder or in connection herewith are subject to and will be governed by and construed, performed and enforced in accordance with the laws of New York, without regard to conflicts of laws, and the parties submit to the exclusive jurisdiction of the courts located in New York NY, for resolution of any disputes arising hereunder.

9.8. Acknowledgments. The Company acknowledges that Corporate Profile LLC:

9.8.1. is not providing any legal, accounting, or tax advice to the Company or any other person;

9.8.2. is acting as an independent contractor to provide the services described herein, and that no employment, partnership, joint venture, or fiduciary relationship has been created by this Agreement;

9.8.3. may subcontract a portion of the services to be performed by Corporate Profile LLC hereunder to experienced and capable service providers pre-approved by the Company;

9.8.4. is not responsible for advising the Company in respect of any applicable laws and regulations, and the Company undertakes to obtain appropriate advice in respect of all other laws and regulations which may be applicable in any relevant jurisdiction and promptly to communicate that advice to Corporate Profile LLC insofar as the same is relevant to the carrying out of its services hereunder; and

9.8.5. Neither party will incur any liability to the other party in respect of any breach of applicable laws or regulations where such party has acted in good faith in accordance with qualified legal advice.

9.8.6. Additional fees may apply to in person road shows outside of New York. These would be agreed upon in advance under a separate agreement.

9.8.7. In connection with the issuance of shares hereunder, Corporate Profile LLC represents and warrants to the Company as follows: (i) Corporate Profile LLC hereby acknowledges that the issuance of the shares has not been reviewed by the United States Securities and Exchange Commission (the “SEC”) nor any state regulatory authority since the issuance of the shares is intended to be exempt from the registration requirements of Section 4(a)(2) of the Securities Act of 1933 (“Securities Act”) and Rule 506 of Regulation D, (ii) Corporate Profile LLC understands that the shares have not been registered under the Securities Act or under any state securities or “blue sky”. (iii) Corporate Profile LLC understands that the shares have not been registered under the Securities Act by reason of a claimed exemption under the provisions of the Securities Act that depends, in part, upon Corporate Profile LLC’s investment intention and in this connection hereby represents that it is acquiring the shares for its own account for investment and not with a view toward the resale or distribution to others, (iv) Corporate Profile LLC was not formed for the purpose of purchasing the shares, (v) Corporate Profile LLC consents to the placement of a legend on any certificate or other document evidencing the shares that such shares have not been registered under the Securities Act or any state securities or “blue sky” laws, and (vi) Corporate Profile is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

If the foregoing accurately reflects the agreement reached between the parties, please sign and return the attached copy of this Agreement to indicate your consent and acceptance of its terms, effective as of the date first set forth above.

Yours faithfully:	Accepted:
Corporate Profile LLC	Caring Brands, Inc.
Signature:	Signature:
Name: Laurel Moody	Name: Mr. Brian John
Title: President	Title: Chairman

The following is a list of services that we will provide to Caring Brands, Inc. to present its story the investment community:

Our aim is to bring new buyers into your stock. We do this by setting up meetings with investors, shaping your investor presentation to clearly and succinctly articulate why the investor should buy the stock today, and crafting your press releases and presentation to maximize market impact.

I. Market Work

The following is a list of services that we will provide to Caring Brands to present its story to the street.

A. Broker Contact

We will arrange calls, and in-person zoom meetings for you with brokers, and high-net worth individuals. These meetings may constitute one-on-one calls/meetings will be with high producing brokers as well as group presentations. We will follow up with all contacts introduced and provide feedback and contacts to management.

B. Portfolio Manager Contact

We will make introductions arrange calls or meetings worth Portfolio managers and family offices that invest in market caps under $500 million we focus on funds/offices that buy in the open market.

C. Investment Banking and Funding

If the Company is seeking funding or additional banking relationships, we will also include meetings and introductions with various funding and M&A sources, including funds, investment banks and analysts.

II. Strategic Consulting

We will provide Investor and consulting services with respect to positioning your equity in the public markets, media relations and placements, proper disclosure policies, communications strategy, financing strategy, assessment of public market reaction to proposed M&A or other major shifts in company strategy. We will work with management to create calendar of events and timing for out lined services. We will leverage our network and experience to the benefit of Caring Brands Ltd.

III. Written Materials

We will prepare the following collateral materials. Other materials may also be created as required and agreed upon.

A. Retail Broker Factsheet

We will write Broker Factsheet. Because Caring Brands will control the content of the fact sheet it can be endorsed by you, be included in your investor kit and be presented on the corporate Web site. This will be a simple one-page summary for brokers/investors.

B. Press Release review

We write and/or edit press releases that are optimized for market impact with human readers as well automated bots and AI algorithmic trading platforms. “Algos and bots” are increasingly becoming driving forces that move stocks up or down. We write/edit using trigger words and phrases that authentically articulate your news event while aiming at getting you noticed (in a good way) by these algo/bot platforms, which then tend to drive further human interest in the stock. We will help you to avoid using language that triggers the bots to feed into algos that sell and drive down stocks. We will work with you to create a rolling 3-month press release calendar in order to pace out news flow in accordance with material events and required disclosures and to support the stock.

C. Slide Deck

We are available update/revise/edit your investor slide deck to maximize appeal for various investment audiences.